Exhibit 99.1

Athenex Announces Planned Retirement of Chief Financial Officer Nick Riehle

BUFFALO, N.Y., December 1, 2017—Athenex, Inc. (Nasdaq:ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer and related conditions, today announced the planned retirement of its Chief Financial Officer, Mr. Nick Riehle, effective December 31, 2017. Mr. Riehle intends to retire from full time employment in order to spend more time with his family. He will continue to serve as an advisor to the Company with regard to financial matters and related areas of the business.

Mr. Riehle stated, “Athenex is an exciting company with incredible potential to create value for all of its stakeholders. My time at the Company has been extremely rewarding, working with an exceptional management team with deep and diverse experience across the industry and an unwavering commitment to developing life changing oncology focused products. I look forward to continuing to support the Company, assisting with the transition and encouraging the ongoing success of Athenex however I can.”

The Company will commence an executive search to identify a suitable replacement for the CFO role and a further announcement will be made as soon as the appointment is made.

During the transition period, Ms. Li Shen has been named Acting Chief Accounting Officer of Athenex, and will continue to support and oversee the Company’s finance organization. Ms. Shen graduated with an MBA in professional accounting from Rutgers University and is a CPA in New York State. Having worked at global companies in a variety of industries, including financial services, international trade, workforce solution, energy, real estate and biotech for over 28 years, Ms. Shen has been with the Company serving as the Vice President of Financial Reporting since 2015. She will also continue serving in this role during the transition.

Dr. Johnson Lau, Chief Executive Officer of Athenex commented, “Nick and I have enjoyed a long history working together. His experience and financial acumen have been invaluable in building a finance function for Athenex, assisting during our initial public offering and guiding the Company through the early months as a publicly traded company. I have every confidence that Ms. Shen, along with Nick’s assistance, will support and oversee Athenex’s finance needs and ensure a smooth transition until a permanent successor to the Chief Financial Officer position has been appointed.”

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery and development of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. Athenex’s Oncology Innovation Platform generates clinical candidates through an extensive understanding of kinases, including novel binding sites and human absorption biology, as well as through the application of Athenex’s proprietary research and selection processes in the lab. The Company’s current clinical pipeline is derived from two different platform technologies Athenex calls Orascovery and Src Kinase Inhibition. The Orascovery platform is based on the novel oral P-glycoprotein pump inhibitor molecule HM30181A, through which Athenex is able to facilitate oral absorption of traditional cytotoxics, which Athenex believes may offer improved patient tolerability and efficacy as compared to IV administration of the same cytotoxics. The Orascovery platform was developed by Hanmi Pharmaceuticals and licensed exclusively to Athenex for all major worldwide territories except Korea, which is retained by Hanmi. The Src Kinase Inhibition platform refers to novel small molecule compounds that have multiple mechanisms of action, including the inhibition of the activity of Src Kinase and the inhibition of tubulin polymerization during cell division. Athenex believes the combination of these mechanisms of action provides a broader range of anti-cancer activity as compared to either mechanism of action alone. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan and multiple locations in Chongqing, China.

Forward-Looking Statement Disclaimer/Safe Harbor Statement

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the development stage of our primary clinical candidates and related risks involved in drug development, clinical trials, regulation, manufacturing and commercialization; our need to raise additional capital; competition; intellectual property risks; risks relating to doing business in China; and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. We assume no obligation and do not intend to update these forward-looking statements, except as required by law.

CONTACT:

Jim Polson

Tel: +1-312-553-6730

Athenex, Inc.